Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock, $0.01 par value, of Emergent Capital, Inc. dated as of the date hereof is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

Dated: July 28, 2017

Evermore Global Advisors, LLC

By:	/s/ Eric LeGoff
Eric LeGoff
President & COO

EVERMORE GLOBAL VALUE FUND

By:	/s/ Eric LeGoff
Eric LeGoff
CEO

SIRIUS INTERNATIONAL INSURANCE CORPORATION (PUBL)

By:	/s/ Lars Ek
Lars Ek
EVP & COO

By:	/s/ Lars Andersson
Lars Andersson
SVP & CFO